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                November 14, 2022

       David L. Shrier
       Director, President and Chief Executive Officer
       Adit EdTech Acquisition Corp.
       1345 Avenue of the Americas, 33rd Floor
       New York, NY 10105

                                                        Re: Adit EdTech
Acquisition Corp.
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed October 19,
2022
                                                            File No. 001-39872

       Dear David L. Shrier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Technology
       cc:                                              Kerry Shannon Burke